Exhibit 99.1

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors
mdaniel@bassettfurniture.com

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal First Quarter Results

(Bassett, Va.) – March 30, 2023 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its first quarter ended February 25, 2023.

Fiscal 2023 First Quarter Highlights of Continuing Operations

(Dollars in millions)

	Sales				Operating Income (Loss)
	1st Qtr		Dollar	%	1st Qtr	% of	1st Qtr	% of
	2023	2022	Change	Change	2023	Sales	2022	Sales
Consolidated (1)	$107.7	$117.9	$(10.2)	-8.7%	$2.7	2.5%	$6.5	5.5%

Wholesale	$69.9	$83.5	$(13.6)	-16.3%	$9.0	12.9%	$10.2	12.2%

Retail	$65.0	$64.1	$0.9	1.4%	$1.5	2.3%	$2.6	4.1%

Corporate & Other (2)	$3.0	$-	$3.0	100.0%	$(7.8)	N/A	$(6.2)	N/A

(1)

Our consolidated results include certain intercompany eliminations. See Table 4, “Segment Information” below for an illustration of the effects of these items on our consolidated sales and operating income.

(2)

Corporate and Other includes the operations of Noa Home Inc. for 2023 along with the shared Corporate costs that are benefiting both the Wholesale and Retail segments.  This represents a change in our segment presentation from prior periods. Previously, those shared  Corporate costs had been included in the Wholesale segment and the operations of Noa Home Inc. were included in the Retail segment.  Prior period results have been restated to conform to the current presentation.

Early in our first quarter we fulfilled the remaining excess portion of the large backlog created during the pandemic boom and are now producing and shipping at a rate commensurate with our written business. As the industry and Bassett wrestle with macroeconomic inconsistencies, we are focused on efficiently targeting our consumers, new product innovation, providing the best buying experience and service possible, and working to sharpen our value proposition on the heels of the unprecedented cost pressures that we faced over the past thirty months. We are managing our expense structure while investing in the growth initiatives that are essential for the Company’s future. Our balance sheet continues to provide the foundational element on which our strategy rests and provides the strength to weather the depth of the current market downturn.

Wholesale sales were 16% behind last year but 7.5% ahead of the last corresponding pre-pandemic quarter. For the past two months, we have been working reduced production schedules in our facilities. As a consequence, we have adjusted manufacturing employment levels by 11% this year, primarily through attrition. Total wholesale inventories were reduced by 15% for the period. As previously reported, we continue to right size our Club Level imported motion inventories and are suffering margin degradation in so doing as the inventory is valued with the exorbitant ocean freight costs incurred last year and we are discounting the product to move the goods. The corresponding effect resulted in a 250 basis point blow to overall operating margins for the quarter versus last year. The bottom-line effects of the price reduction lessened somewhat as the period unfolded but will represent a hindrance to operating results until sometime in the third quarter at current sales levels. Once we return to Club Level inventories that were shipped from Asia with current ocean freight rates, those margins will return to historical levels, which is already the case for certain styles.

The turmoil caused by pandemic supply chain upheaval is now behind us. Part of the disruption included skyrocketing raw material prices and the aforementioned freight costs. As the environment has normalized, certain manufacturing cost inputs have been reduced. Armed with the results of a thorough line-wide cost analysis, we plan to sharpen price points on key items across the line to enhance sales and improve overhead absorption in our factories. We will implement the new pricing strategy in our stores and to our wholesale customers sometime in April, which we believe will not adversely affect wholesale margins based on our internal calculations.

While year over year retail delivered sales increased by 1.4% for the quarter, retail operating profit fell to $1.5 million. Gross margins were flat compared to last year as the effects of heavier promotional activity were offset by the positive impacts of LIFO valuation adjustments. We elected to increase marketing expenses as well to maintain consumer engagement on the web and in our stores. The increase in interest rates also impacted our consumer finance costs. Our new Dallas store opened in the period and we also remodeled two other existing locations in the Dallas market to test a new fixturing package designed to further enhance accessory sales. We will begin work on our new large store (25,000 square feet) in Tampa early in April. We are excited about the new face that our latest formats put on our brand presentation, and we will monitor the performance of these locations as we consider enhancements to certain stores in the rest of the fleet.

2023 is a big year from a technology standpoint as our long-awaited digital transformation becomes more obvious with the debut of our new web platform in the next ninety days. Adding a new level of omni-channel capabilities has been a major objective from the outset and we are close to bringing it to the marketplace. On a related note, February brought the second quarter of our ownership of pure-play e-commerce provider Noa Home to a close. Noa is operating at a loss and will likely do so until at least the latter part of the year as we hone their operating metrics and adjust certain pricing strategies. We also continue to work on broadening their assortment. We value the insights that we are gaining from owning Noa and look forward to growing the business and reaching a new consumer in their existing international markets and ultimately the U.S.

Once again, we will manage our capital allocation strategy in keeping with the economic uncertainty that we see around us today. We have postponed certain elements of our capital expenditure plan as we gain clarity on consumer behavior over the next few months. Although we have slowed the pace of share repurchases as compared to the prior year, we retired $1.8 million of our stock in the quarter and plan to continue to actively acquire shares while we believe the stock is undervalued. We are confident in the investments that we are making for the future but recognize that the fluid economic environment in which we are currently operating merits the conservative capital allocation approach that we are taking.

Robert H. Spilman, Jr., Chairman and CEO

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 92 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the first fiscal quarter of 2023, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward-looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions (including, without limitation, the effects on revenue, supply and demand resulting from the duration and extent of the COVID-19 pandemic) and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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Table 1
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - unaudited
(In thousands, except for per share data)

	Quarter Ended
	February 25, 2023		February 26, 2022
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales of furniture and accessories	$107,698	100.0%	$117,864	100.0%
Cost of furniture and accessories sold	50,501	46.9%	60,471	51.3%
Gross profit	57,197	53.1%	57,393	48.7%

Selling, general and administrative expenses	54,495	50.6%	50,915	43.2%
Income from operations	2,702	2.5%	6,478	5.5%

Other loss, net	(415)	-0.4%	(629)	-0.5%
Income from continuing operations before income taxes	2,287	2.1%	5,849	5.0%

Income tax expense	842	0.8%	1,558	1.3%
Income from continuing operations	1,445	1.3%	4,291	3.6%

Income from discontinued operations - net of tax	-		1,282

Net income	$1,445		$5,573

Basic and diluted earnings per share:
Income from continuing operations	$0.16		$0.44
Income from discontinued operations	-		0.13
Basic and diluted earnings per share	$0.16		$0.57

Table 2
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	February 25, 2023	November 26, 2022
Assets
Current assets
Cash and cash equivalents	$54,892	$61,625
Short-term investments	17,725	17,715
Accounts receivable, net	18,308	17,838
Inventories, net	79,011	85,477
Recoverable income taxes	1,707	2,353
Other current assets	12,103	11,487
Total current assets	183,746	196,495

Property and equipment, net	78,030	77,001

Other long-term assets
Deferred income taxes, net	5,438	5,528
Goodwill and other intangible assets	21,599	21,727
Right of use assets under operating leases	96,454	99,472
Other	6,350	6,050
Total long-term assets	129,841	132,777
Total assets	$391,617	$406,273

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$17,956	$20,359
Accrued compensation and benefits	9,942	12,921
Customer deposits	31,040	35,963
Current portion of operating lease obligations	18,947	18,819
Other current liabilities and accrued expenses	12,695	12,765
Total current liabilities	90,580	100,827

Long-term liabilities
Post employment benefit obligations	10,386	9,954
Long-term portion of operating lease obligations	93,618	97,477
Other long-term liabilities	3,173	2,406
Total long-term liabilities	107,177	109,837

Stockholders’ equity
Common stock	44,311	44,759
Retained earnings	149,611	150,800
Additional paid-in-capital	-	-
Accumulated other comprehensive income (loss)	(62)	50
Total stockholders' equity	193,860	195,609
Total liabilities and stockholders’ equity	$391,617	$406,273

Table 3
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Three Months Ended
	February 25, 2023	February 26, 2022
Operating activities:
Net income	$1,445	$5,573
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,340	3,655
Deferred income taxes	132	116
Other, net	852	770
Changes in operating assets and liabilities
Accounts receivable	(470)	(4,609)
Inventories	6,466	(3,675)
Other current and long-term assets	30	781
Right of use assets under operating leases	4,587	6,559
Customer deposits	(4,923)	2,999
Accounts payable and other liabilities	(4,596)	(2,194)
Obligations under operating leases	(5,300)	(7,109)
Net cash provided by operating activities	563	2,866

Investing activities:
Purchases of property and equipment	(3,341)	(2,424)
Proceeds from sale of property and equipment	-	9
Other	(563)	(465)
Net cash used in investing activities	(3,904)	(2,880)

Financing activities:
Cash dividends	(1,421)	(1,374)
Other issuance of common stock	80	93
Repurchases of common stock	(1,844)	(765)
Taxes paid related to net share settlement of equity awards	(109)	-
Repayments of finance lease obligations	(69)	(434)
Net cash used in financing activities	(3,363)	(2,480)
Effect of exchenge rate changes on cash and cash equivalents	(29)	-
Change in cash and cash equivalents	(6,733)	(2,494)
Cash and cash equivalents - beginning of period	61,625	34,374

Cash and cash equivalents - end of period	$54,892	$31,880

Table 4
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended
	February 25, 2023	February 26, 2022
Sales Revenue
Wholesale sales of furniture and accessories	$69,884	$83,485
Less: Sales to retail segment	(30,099)	(29,728)
Wholesale sales to external customers	39,785	53,757
Retail sales of furniture and accessories	64,962	64,107
Corporate & Other (1)	2,951	-
Consolidated net sales of furniture and accessories	$107,698	$117,864

Income from Operations
Wholesale	$8,994	$10,202
Retail	1,530	2,622
Net expenses - Corporate and other (1)	(7,771)	(6,245)
Inter-company elimination	(51)	(101)
Consolidated	$2,702	$6,478

(1)	Corporate and Other includes the operations of Noa Home Inc. for 2023 along with the shared Corporate costs that are benefiting both the Wholesale and Retail segments. This represents a change in our segment presentation from prior periods. Previously, those shared Corporate costs had been included in the Wholesale segment and the operations of Noa Home Inc. were included in the Retail segment. Prior period results have been restated to conform to the current presentation.